SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 7, 2008

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

331 East Evelyn Avenue

Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (650) 962-4000

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 7, 2008 (the “Closing Date”), Conceptus, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) among the Company, Conceptus SAS and the Sellers party thereto (the “Sellers”), which was entered into in connection with the Company’s exercise of its call option under the existing Share Purchase and Call Option Agreement dated January 17, 2004 and amended on February 27, 2007 and on November 19, 2007, by and among the Company, Conceptus SAS and the Sellers (as amended, the “Call Option Agreement”). Pursuant to the Share Purchase Agreement, the Company acquired all of the outstanding shares of Conceptus SAS on the Closing Date.  See Item 2.01 below.

ITEM 2.01.    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

In the transaction described in Item 1.01 above, the Company acquired from the Sellers all of the outstanding shares of Conceptus SAS on the Closing Date. As a result of this transaction, Conceptus SAS will operate as a wholly owned subsidiary of the Company and its results of operations will be consolidated with the Company’s results of operations for financial reporting purposes.

As set forth by the 2004 Agreement and its amendments, the purchase price was determined as:

•                  1.46 times Conceptus SAS’ Sales Revenues for the Company’s products for the fiscal year 2007;

•                  Plus, the profits made by Conceptus SAS during the period beginning January 1, 2007 and ending December 31, 2007, less any dividends distributed by Conceptus SAS after January 1, 2007, other than the distribution approved by the general meeting of the shareholders of Conceptus SAS pertaining to the profits for fiscal year 2006;

•                  Less, if applicable, any Clawback amount resulting from the difference between the Unitary Reimbursement Rate (the “Rate”) established by the French Official Journal of notice for each Essure device, and €628. Such Clawback will be calculated as follows:

•                  If the Rate is equal or above €628, no Clawback amount will be due by the Sellers party to the Company. If the Rate is equal or above €620 and lower than €628, the Clawback amount shall be equal to €900,000. If the Rate is equal or above €610 and lower than €620, the Clawback amount shall be equal to €1,100,000. If the Rate is equal or above €600 and lower than €610, the Clawback amount shall be equal to €1,300,000. And, if the Rate is below €600, the Clawback amount shall be equal to €1,500,000. All amounts expressed in this item include Value Added Tax, or VAT.

Pursuant to the  Share Purchase Agreement, the Company paid on the Closing Date €15,154,034.96 in cash placed in an escrow account, from which €13,487,091.11 was released to the Sellers on the same date. The amount paid by the Company constitutes the Estimated Purchase Price and was based on an estimate of Conceptus SAS’ Sales Revenues for the year 2007 prepared in good faith by the Sellers.

Within 20 days of the Closing Date, Conceptus SAS shall provide to the Company the balance sheet and profit and loss accounts for the fiscal year 2007 as of December 31, 2007 (“Closing accounts”), which shall have been audited by the statutory auditors of Conceptus SAS. The Company shall notify Conceptus SAS within 30 days of receipt of such Closing accounts whether the Company agrees with the final purchase price. Upon final determination of the purchase price, payments may be required by either the Company or the Sellers party to adjust the original estimated payment by the Company to the final purchase price.

The Company will pay to certain of the Sellers approximately $250,000 pursuant to the existing consulting agreements between the Company and such Sellers as a result of this transaction.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Businesses Acquired.

The Company has not yet determined if financial statements are required to be filed with this Current Report on Form 8-K in accordance with Rule 3-05(b) of Regulation S-X. If such financial statements are required to be filed, the Company will file an amendment to this Report within 71 calendar days.

(d)       Exhibits

Exhibit No.	Description

10.1	Share Purchase Agreement by and among Conceptus, Inc., Conceptus SAS and the Sellers party thereto, dated January 7, 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer and Chief Financial Officer

Dated: January 11, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Share Purchase Agreement by and among Conceptus, Inc., Conceptus SAS and the Sellers party thereto, dated January 7, 2008.